Ceasing control of T. Rowe Price Institutional U.S. Structured Research Fund

As of December 31, 2007, US Bank FBO Adams County (“Shareholder”) owned 3,194,866.554 shares of the T. Rowe Price Institutional U.S. Structured Research Fund (“Fund”), which represented 33.96% of the outstanding shares of the Fund. As of June 30, 2008, Shareholder owned less than 25% of the outstanding shares of the Fund. Accordingly, the Shareholder may be presumed to have ceased to be a controlling person of the Fund.

Ceasing control of T. Rowe Price Institutional U.S. Structured Research Fund

As of December 31, 2007, The UCLA Foundation (“Shareholder”) owned 3,157,951.078 shares of the T. Rowe Price Institutional U.S. Structured Research Fund (“Fund”), which represented 33.57% of the outstanding shares of the Fund. As of June 30, 2008, Shareholder owned less than 25% of the outstanding shares of the Fund. Accordingly, the Shareholder may be presumed to have ceased to be a controlling person of the Fund.

Acquiring control of T. Rowe Price Institutional Large-Cap Core Growth Fund

As of December 31, 2007, Fidelity Investments Institutional Operations Co Inc Agent FBO Omnicom Group Inc Qualified Plan 74608 (“Shareholder”) owned less than 25% of the outstanding shares of the T. Rowe Price Institutional Large-Cap Core Growth Fund (“Fund”). As of June 30, 2008, Shareholder owned 4,123,017.427 shares of the Fund, which represented 35.47% of the outstanding shares of the Fund. Accordingly, the Shareholder may be presumed to be a controlling person of the Fund. The Fund does not believe this entity is the beneficial owner of the shares held.